Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE October 19, 2018

ACME UNITED REPORTS THIRD QUARTER RESULTS

FAIRFIELD, CT. – October 19, 2018 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended September 30, 2018 were $34.7 million, compared to $33.8 million in the same period of 2017, an increase of 3%. Net sales for the nine months ended September 30, 2018 were $106.2 million, compared to $100.4 million in the same period in 2017, an increase of 6%.

Net income for the three months ended September 30, 2018 was $807,000, or $0.23 per diluted share, compared to $1,202,000, or $0.32 per diluted share, for the same period in 2017, decreases of 33% and 28%, respectively. Net income for the nine months ended September 30, 2018 was $4.0 million, or $1.12 per diluted share, compared to $4.7 million, or $1.25 per diluted share, for last year’s same period, decreases of 15% and 10%, respectively. The declines in net income for the three and nine month periods resulted primarily from additions in sales and marketing personnel to support growth initiatives as well as higher interest rates on our variable rate credit facility.

Walter C. Johnsen, Chairman and CEO said, “Our sales continued to grow in the third quarter, reflecting the success of our Westcott back-to-school scissors, Camillus knives, and first aid products. Our year-to-year gross margins were comparable. However, higher selling, general and administrative expenses were in place to drive sales at levels we did not achieve.

“During the third quarter, we began reducing costs through a series of productivity initiatives. We expect annual savings of approximately $1.5 million in purchasing, advertising, selling and personnel expenses. We are also targeting $1.0 million in inventory reduction in the fourth quarter.

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“We begin selling our new SmartCompliance first aid kits, eye wash, and bleed control stations in the fourth quarter. Shipments of new Camillus knives are scheduled for the holidays. We look forward to their impact on the fourth quarter.”

Mr. Johnsen added that the Company is updating its guidance for the year, based on the current sales performance. The new guidance is $139 million in revenues, $4.7 million in net income, and $1.30 earnings per diluted share. This compares to sales of $130.6 million, non-GAAP net income of $5.3 million and earnings per diluted share of $1.42 for 2017. As previously reported, the Company’s GAAP net income of $4.1 million for 2017 reflected a $1.2 million non-cash tax charge related to the U.S. Tax Cuts and Jobs Act.

In the U.S. segment, net sales for the three months ended September 30, 2018 increased 3% compared to the same period in 2017. Sales of first aid and safety products were $15 million, an increase of 7%. Sales of Westcott school and office products declined 6%, despite a strong back-to-school. Office product sales were impacted by overstock of office scissors at a large on-line retailer and store closings. Net sales for the first nine months of 2018 in the U.S. segment increased 6% compared to the same period in 2017. Sales of first aid and safety products increased 12% due to market share gains.

Net sales in Europe for the three months ended September 30, 2018 increased 2% in U.S. dollars and 3% in local currency compared to the same 2017 period. Net sales for the nine months ended September 30, 2018 increased 13% in U.S. dollars and 6% in local currency compared to the first nine months of 2017. Net sales for both periods grew mainly due to new customers in the office products channel, growth in sales of DMT sharpening products, and strong e-commerce demand for these products.

Net sales in Canada for the three months ended September 30, 2018 increased 2% in U.S. dollars and 6% in local currency compared to the same prior-year period. Net sales for the nine months ended September 30, 2018 increased 3% in U.S. dollars and 2% in local currency compared to the same period in 2017.

Gross margin was 36% for the three months ended September 30, 2018 and 2017. Gross margin was 37% in the nine months ended September 30, 2018 and 2017.

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The Company’s bank debt less cash on September 30, 2018 was $46.5 million compared to $38.9 million on September 30, 2017. During the twelve-month period ended September 30, 2018, the Company purchased its manufacturing and distribution facility in Vancouver, WA for $4.0 million and distributed $1.5 million in dividends on its common stock.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, October 19, 2018, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 855-719-5012. International callers may dial 334-323-0522. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) uncertainties arising from the interpretation and application of the U.S. Tax Cuts and Jobs Act enacted in December 2017; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2018

  (Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2018	September 30, 2017

Net sales	$34,731	$33,785
Cost of goods sold	22,281	21,559
Gross profit	12,450	12,226
Selling, general, and administrative expenses	11,078	10,256
Income from operations	1,372	1,970
Interest expense, net	495	365
Other expense, net	23	37
Total other expense, net	518	402
Income before income tax expense	854	1,568
Income tax expense	47	366
Net income	$807	$1,202

Shares outstanding - Basic	3,374	3,373
Shares outstanding - Diluted	3,551	3,794

Earnings per share basic	$0.24	$0.36
Earnings per share diluted	0.23	0.32

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2018 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2018	September 30, 2017

Net sales	$106,191	$100,380
Cost of goods sold	66,905	63,107
Gross profit	39,286	37,273
Selling, general, and administrative expenses	32,923	30,178
Income from operations	6,363	7,095
Interest expense, net	1,347	949
Other expense, net	84	21
Total other expense, net	1,431	970
Income before income tax expense	4,932	6,125
Income tax expense	926	1,418
Net income	$4,006	$4,707

Shares outstanding - Basic	3,374	3,351
Shares outstanding - Diluted	3,574	3,765

Earnings per share basic	$1.19	$1.40
Earnings per share diluted	1.12	1.25

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2018

(Unaudited)

Amounts in $000's	September 30, 2018	September 30, 2017

Assets:
Current assets
Cash and cash equivalents	$4,021	$7,021
Accounts receivable, net	30,869	31,579
Inventories	41,274	36,799
Prepaid expenses and other current assets	2,270	2,448
Total current assets	78,434	77,847

Property, plant and equipment, net	14,488	9,449
Intangible assets, less accumulated amortization	16,959	18,181
Goodwill	4,696	4,696
Other assets	606	765
Total assets	$115,183	$110,938

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,654	$8,463
Other current liabilities	4,684	5,520
Total current liabilities	11,338	13,983
Long term debt	47,028	45,969
Mortgage payable, net of current portion	3,511	—
Other non current liabilities	815	266
Total liabilities	62,692	60,218
Total stockholders' equity	52,491	50,720
Total liabilities and stockholders' equity	$115,183	$110,938

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